DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Amendment to Certificate of Designation After Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 – After Issuance of Class or Series)

1. Name of corporation: Axia Group, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:
Series C Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
Section 4(B) of the Certificate of Designation shall be amended to read in its entirety as follows:

B. Conversion Basis. Each share of Series C Preferred shall be convertible into 100 shares of the Company's Common Stock. It is acknowledged that the Company effectuated a reverse stock split of its outstanding common stock on October 18, 2004 and that the the Conversion Basis was adjusted to 0.10, pursuant to Section 4(D)(i)of this Certificate of Designation. It is intended that this Amendment shall supercede the reverse stock split adjustment and reset the Conversion Basis to 100.

5. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required):

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filing Fee: $175.00

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.